EXHIBIT 2.1


                        _________________________________

                          AGREEMENT AND PLAN OF MERGER
                        _________________________________

                                      AMONG

                              PATRIOT HOLDING CORP.

                                       AND

                            PATRIOT ACQUISITION CORP.

                                       AND

                     TRANSPORT CORPORATION OF AMERICA, INC.

                      ____________________________________

                             DATED OCTOBER 26, 2005




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                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

ARTICLE I THE MERGER...........................................................2
   Section 1.01   The Merger...................................................2
   Section 1.02   Effective Time of the Merger.................................2
   Section 1.03   Closing......................................................2
   Section 1.04   Effects of the Merger........................................2
   Section 1.05   Articles of Incorporation; Bylaws............................2
   Section 1.06   Officers and Directors.......................................2

ARTICLE II CONTRIBUTION; CONVERSION OF SECURITIES..............................3
   Section 2.01   Contribution of Shares.......................................3
   Section 2.02   Conversion of Capital Stock..................................3
                  (a)  Capital Stock of Sub....................................3
                  (b)  Exchange Ratio for Seller Common Stock..................3
                  (c)  Seller Common Stock Held by Purchaser or Sub............3
   Section 2.03   Seller Stock Options.........................................4
   Section 2.04   Tax Withholding..............................................4
   Section 2.05   Exchange of Certificates.....................................4
   Section 2.06   Dissenting Shares............................................6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER...........................6
   Section 3.01   Organization of Seller.......................................6
   Section 3.02   Seller Capital Structure.....................................7
   Section 3.03   Authority, No Conflict, Required Filings and Consents........8
   Section 3.04   SEC Filings; Financial Statements............................9
   Section 3.05   No Undisclosed Liabilities..................................10
   Section 3.06   Absence of Certain Changes or Events........................10
   Section 3.07   Taxes.......................................................11
   Section 3.08   Properties..................................................12
   Section 3.09   Intellectual Property.......................................13
   Section 3.10   Agreements, Contracts, and Commitments......................14
   Section 3.11   Litigation..................................................15
   Section 3.12   Environmental Matters.......................................15
   Section 3.13   Employee Benefit Plans......................................16
   Section 3.14   Compliance with Laws........................................18
   Section 3.15   Opinion of Financial Advisor................................18
   Section 3.16   Rights Agreement............................................18
   Section 3.17   Information Supplied........................................18
   Section 3.18   Labor Matters...............................................18
   Section 3.19   Insurance...................................................19
   Section 3.20   Customers...................................................19
   Section 3.21   Affiliate Transactions......................................19
   Section 3.22   Vote Required...............................................19

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   Section 3.23   State Takeover Statutes.....................................20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB................20
   Section 4.01   Organization of Purchaser and Sub...........................20
   Section 4.02   Authority; No Conflict; Required Filings and Contracts......20
   Section 4.03   Litigation..................................................21
   Section 4.04   Compliance with Laws........................................21
   Section 4.05   Interim Operations of Sub...................................21
   Section 4.06   Financing...................................................21
   Section 4.07   Information Supplied........................................22

ARTICLE V CONDUCT OF BUSINESS.................................................22
   Section 5.01   Covenants of Seller.........................................22
   Section 5.02   Cooperation.................................................24

ARTICLE VI ADDITIONAL AGREEMENTS AND COVENANTS................................25
   Section 6.01   No Solicitation.............................................25
   Section 6.02   Proxy Statement.............................................27
   Section 6.03   Access to Information.......................................28
   Section 6.04   Seller Shareholders' Meeting................................28
   Section 6.05   Legal Conditions to Merger..................................28
   Section 6.06   Payment of Taxes............................................29
   Section 6.07   Public Disclosure...........................................29
   Section 6.08   Consents....................................................29
   Section 6.09   Brokers or Finders..........................................29
   Section 6.10   Employees and Employee Benefit Plans........................29
   Section 6.11   Notification of Certain Matters.............................30
   Section 6.12   Additional Agreements; Reasonable Efforts...................30
   Section 6.13   Director and Officer Liability..............................30
   Section 6.14   Financing...................................................31
   Section 6.15   Section 16 Matters..........................................31

ARTICLE VII CONDITIONS TO MERGER..............................................32
   Section 7.01   Conditions to Each Party's Obligation To Effect the Merger..32
                  (a)  Shareholder Approval...................................32
                  (b)  HSR Act................................................32
                  (c)  No Injunctions or Restraints; Illegality...............32
   Section 7.02   Additional Conditions to Obligations of Purchaser and Sub...32
                  (a)  Representations and Warranties.........................32
                  (b)  Performance of Obligations of Seller...................33
                  (c)  Consents...............................................33
                  (d)  Financing..............................................33
                  (e)  Seller Rights Agreement................................33
                  (f)  Dissenters' Rights.....................................33
   Section 7.03   Additional Conditions to Obligations of Seller..............33
                  (a)  Representations and Warranties.........................33
                  (b)  Performance of Obligations of Purchaser and Sub........33

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                  (c)  Consents...............................................33

ARTICLE VIII TERMINATION AND AMENDMENT........................................34
   Section 8.01   Termination.................................................34
   Section 8.02   Effect of Termination.......................................35
   Section 8.03   Fees and Expenses...........................................35
   Section 8.04   Amendment...................................................37
   Section 8.05   Extension; Waiver...........................................38

ARTICLE IX MISCELLANEOUS......................................................38
   Section 9.01   Nonsurvival of Representations, Warranties, and Agreements..38
   Section 9.02   Notices.....................................................38
   Section 9.03   Interpretation..............................................39
   Section 9.04   Counterparts................................................39
   Section 9.05   Entire Agreement, No Third Party Beneficiaries..............39
   Section 9.06   Governing Law...............................................39
   Section 9.07   Assignment..................................................40

ARTICLE X DEFINITIONS.........................................................40
   Section 10.01  Subsidiary..................................................40
   Section 10.02  Knowledge...................................................40
   Section 10.03  Defined Terms...............................................40




                                      iii
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                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated October 26, 2005, is by and among PATRIOT HOLDING CORP., a Minnesota corporation ("Purchaser"), PATRIOT ACQUISITION CORP., a Minnesota corporation and a wholly owned subsidiary of Purchaser ("Sub"), and TRANSPORT CORPORATION OF AMERICA, INC., a Minnesota corporation ("Seller").

     WHEREAS, the Board of Directors of Seller (the "Seller Board"), based upon the unanimous recommendation of a special committee thereof consisting solely of independent directors (the "Special Committee"), has unanimously approved this Agreement and the transactions contemplated hereby, including the merger of Sub with and into Seller (the "Merger"), has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, fair to, and in the best interests of, the holders of Seller Common Stock (the "Shareholders" and, each a "Shareholder") and has resolved (subject to the terms and conditions of this Agreement) to recommend that the Shareholders vote for approval of this Agreement and the transactions contemplated hereby, including the Merger;

     WHEREAS, prior to the Effective Time, Purchaser may offer to certain management Shareholders the opportunity to contribute shares of Seller Common Stock (the "Contributed Shares") to Purchaser in exchange for equity in Purchaser (the "Contribution"), which are intended to be treated for federal income tax purposes as a contribution of such Shareholders' Contributed Shares to Purchaser pursuant to Section 351 of the Code;

     WHEREAS, as a condition and inducement to the willingness of Purchaser and Sub to enter into this Agreement, certain of Seller's shareholders are entering into voting agreements with Seller, Purchaser and Sub of even date herewith covering an aggregate number of shares and Seller Stock Options representing, at the time of signing, 19.75% of Seller's outstanding shares of Seller Common Stock, whereby they agree to support the Merger (the "Voting Agreements"");

     WHEREAS, the respective Boards of Directors of Purchaser and Sub have each approved this Agreement, the Voting Agreements and the Merger; and

     WHEREAS, Purchaser, concurrently with the execution and delivery of this Agreement, is approving this Agreement and the transactions contemplated hereby, including the Merger, as the sole shareholder of Sub.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

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                                   ARTICLE I
                                   THE MERGER

     Section 1.01 THE MERGER. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Minnesota Business Corporation Act (the "MBCA"), at the Effective Time, the separate existence of Sub shall cease and Sub shall be merged with and into Seller (Sub and Seller are sometimes referred to herein as the "Constituent Corporations"). As a result of the Merger, the separate corporate existence of Sub shall cease and Seller shall continue as the surviving corporation of the Merger (the "Continuing Corporation") and shall be a wholly owned subsidiary of Purchaser.

     Section 1.02 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") in such form as required by the relevant provisions of the MBCA shall be duly prepared, executed, and acknowledged by the Constituent Corporations, and thereafter delivered to the Secretary of State of the State of Minnesota as provided in the MBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Minnesota or at such later time thereafter as is provided in the Articles of Merger (the "Effective Time").

     Section 1.03 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Minneapolis time, on a date to be specified by Purchaser and Seller, which shall be no later than the second business day after satisfaction or waiver (by the party or parties entitled to the benefit thereof) of all the conditions set forth in Article VII (the "Closing Date"), at the offices of Robins, Kaplan, Miller & Ciresi L.L.P., 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota 55402-2015, unless another date or place is agreed to in writing by Purchaser and Seller. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

     Section 1.04 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 302A.641 subd. 2 of the MBCA.

     Section 1.05 ARTICLES OF INCORPORATION; BYLAWS. The Articles of Incorporation of Seller in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Articles of Incorporation of the Continuing Corporation (the "Surviving Charter"), until amended as provided in the Surviving Charter or by applicable law. The Bylaws of Sub in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Bylaws of the Continuing Corporation (the "Surviving Bylaws"), until amended in accordance with the Surviving Charter, the Surviving Bylaws or by applicable law.

     Section 1.06 OFFICERS AND DIRECTORS. The officers and directors of Sub immediately prior to the Effective Time shall be the officers and directors of the Continuing Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


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                                   ARTICLE II
                     CONTRIBUTION; CONVERSION OF SECURITIES

     Section 2.01 CONTRIBUTION OF SHARES. Immediately prior to the Effective Time, any Contributed Shares to be contributed by certain Shareholders to Purchaser pursuant to the Contribution shall be contributed by such Shareholders to Purchaser in exchange for equity of Purchaser, with the equity of Purchaser to be issued in exchange for each Contributed Share having a value equal to the Merger Consideration, and shall be on terms and conditions mutual acceptable to Purchaser and such Shareholders, in lieu of payment of the Merger Consideration with respect to the Contributed Shares.

     Section 2.02 CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Shareholders or holders of any capital stock of Sub:

          (a) CAPITAL STOCK OF SUB. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Continuing Corporation.

          (b) EXCHANGE RATIO FOR SELLER COMMON STOCK. Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than the Contributed Shares and the shares to be cancelled or converted pursuant to Section 2.02(c) or Section 2.06) shall be converted into the right to receive $10.00 in cash, without interest (the "Merger Consideration").

          (c) SELLER COMMON STOCK HELD BY PURCHASER OR SUB. Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time and held by Purchaser or Sub shall be cancelled without any consideration being paid therefor.

     The Merger Consideration shall be appropriately adjusted to reflect any stock split, stock dividend, recapitalization, exchange, subdivision, combination of, or other similar change in Seller Common Stock following the date of this Agreement. As of the Effective Time, all shares of Seller Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and holders of certificates which immediately prior to the Effective Time represented shares of Seller Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificates in accordance with Section 2.05 (other than as set forth in Section 2.01, Section 2.02(c) or Section 2.06).

     Section 2.03  SELLER STOCK OPTIONS.

          (a) Each outstanding option to purchase shares of Seller Common Stock (a "Seller Stock Option") under Seller's 1986 Stock Option Plan, as amended, 1995 Stock Plan, as amended, and the Non-Plan Non-Qualified Stock Option Agreement dated November 12, 2001 by and between Seller and Michael
     J. Paxton (the "Seller Option Plans"), whether vested or unvested, shall either be exercised by the holder thereof prior to the Effective Time or be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (i) the number of unexercised shares of Seller Common Stock subject to such Seller Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Seller Stock Option.

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          (b)      Prior to the Effective Time, the Seller Board (or, if
     appropriate, a committee administering the stock plans of Seller) shall amend Seller's Employee Stock Purchase Plan (the "Seller ESPP") to halt purchases under the Seller ESPP such that no issuances of any shares of Seller Common Stock shall be made following the date of this Agreement.

          (c) Except as provided herein or as otherwise agreed by the parties, Seller and the Seller Board (or, if appropriate, a committee administering the stock plans of Seller) shall take all actions reasonably necessary prior to or as of the Effective Time such that each of the Seller Option Plans, and any other plan, program or arrangement with any current or former employee, officer, director or consultant providing for the issuance or grant of any interest in respect of the capital stock of Seller, shall terminate as of the Effective Time. Seller and the Seller Board (or, if appropriate, a committee administering the stock plans of Seller) shall take all reasonably necessary actions to ensure that, following the Effective Time, no current or former employee, officer, director or consultant shall have any option to acquire any shares of Seller Common Stock or any other equity interest in Seller under the Seller Option Plans or any other plan, program or arrangement maintained by Seller.

     Section 2.04 TAX WITHHOLDING. Purchaser or the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Shareholder or other person such amounts as Purchaser or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Purchaser or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder or other person in respect of which such deduction and withholding was made by Purchaser or the Paying Agent.

     Section 2.05  EXCHANGE OF CERTIFICATES.

          (a) At or prior to the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with LaSalle Bank, N.A. (the "Paying Agent"), for the benefit of the Shareholders, for exchange in accordance with this Section 2.05, cash in an amount required to be paid pursuant to this Article II (such cash being hereinafter referred to as the "Exchange Fund").

          (b) After the Effective Time (and in any event within two business days of the Effective Time), Purchaser shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal in customary form which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Purchaser and Seller may reasonably agree prior to the Effective Time and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed and completed, in accordance with its terms, letter of transmittal, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, the amount of cash which the number of shares of Seller Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to this Article II and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration. In the event of a transfer of ownership of shares of Seller Common Stock which is not registered on the transfer records of Seller, payment of the Merger Consideration may be issued to such transferee if the Certificate representing such shares of Seller Common Stock held by such transferee is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

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          (c)      In case of any lost, mislaid, stolen, or destroyed
     Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in Section 2.02, to deliver to Purchaser a bond in such reasonable sum as Purchaser may direct as indemnity against any claim that may be made against the Paying Agent, Purchaser, or the Continuing Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen, or destroyed.

          (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Continuing Corporation of the shares of Seller Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Continuing Corporation for transfer, they shall be canceled and exchanged for the consideration described in Section 2.02.

          (e) Any portion of the Exchange Fund which remains undistributed to holders of Certificates 180 days after the Effective Time shall be delivered to Purchaser, upon demand therefor, and holders of Certificates who have not theretofore complied with this Section 2.05 shall thereafter look only to Purchaser for the Merger Consideration payable in respect of such shares of Seller Common Stock, without any interest thereon.

          (f) None of Purchaser, Sub, the Continuing Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable laws, become the property of Purchaser, free and clear of all claims or interest of any person previously entitled thereto.

          (g) The Paying Agent shall invest the cash in the Exchange Fund, as directed by Purchaser, on a daily basis. Any interest and other income resulting from such investments shall be paid to Purchaser upon termination of the Exchange Fund pursuant to this Article II.

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     Section 2.06  DISSENTING SHARES.

          (a) Notwithstanding any other provisions of this Article II, shares of Seller Common Stock outstanding immediately prior to the Effective Time and held by a Shareholder who has not voted in favor of the Merger and who has properly exercised dissenters' rights in respect of such shares of Seller Common Stock in accordance with Sections 302A.471 and 302A.473 of the MBCA, shall not be converted into or represent a right to receive the Merger Consideration as provided in Section 2.02, but shall be entitled to receive the fair value of the shares represented thereby in accordance with Section 302A.473; provided, however, that, if any such Shareholder shall have failed to perfect or withdraws or otherwise loses such Shareholder's dissenters' rights, each such Shareholder's shares of Seller Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, pursuant to Section 2.02. Shares of Seller Common Stock in respect of which dissenters' rights have been exercised shall be treated in accordance with Sections 302A.471 and 302A.473 of the MBCA.

          (b) Seller shall give Purchaser prompt notice of any demands received by Seller, along with copies of all documents with respect to each such demand, for the exercise of dissenters' rights and the opportunity to participate jointly with Seller in all negotiations and proceedings with respect to such demands. Seller will not voluntarily make any payment with respect to any demands delivered to Seller in connection with the exercise of dissenters' rights and will not, except with the prior written consent of Purchaser, settle or offer to settle any such demands. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses the dissenters' rights, such shares of Seller Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration as provided in Section 2.02.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Seller to Purchaser on or before the date of this Agreement (the "Seller Disclosure Schedule"). The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosures in any paragraph shall qualify only the corresponding paragraph in this Article III, except where the information in any such section is disclosed in such a manner to make its relevance to any other representation or warranty readily apparent, in which case such section shall be deemed to also qualify such other representation and warranty.

     Section 3.01 ORGANIZATION OF SELLER. Each of Seller and its Subsidiaries (as defined in Section 10.01) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease, and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on

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Seller. For the purposes of any provision of this Agreement, a "Material Adverse
Effect" with respect to any party shall be deemed to occur if any event, change, effect, condition, occurrence or development, individually or in the aggregate with such other events, changes, effects, conditions, occurrences or developments, has occurred which would have or would reasonably be expected to have a material adverse effect on (a) the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole or (b) the ability of such party to consummate the transactions contemplated by this Agreement; provided, however, that a Material Adverse
Effect shall not include any event, change, effect, condition, occurrence or development directly or indirectly arising out of or attributable to (i) conditions, events, or circumstances generally affecting the economy as a whole or Seller's industry as a whole, but only to the extent that any such condition, event or circumstance does not have a disproportionate effect on Seller as compared to its competitors, (ii) any event, change, effect, condition, occurrence or development resulting from or arising out of the public announcement of the execution of this Agreement or the transactions contemplated hereby or (iii) any event, change, effect, condition, occurrence or development caused by the taking of any action required by this Agreement or the taking of any action by Seller that has been approved in writing by Purchaser. Except as set forth in the Seller SEC Reports (as defined in Section 3.04), neither Seller nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture, or other business association or entity excluding securities in any publicly traded company held for investment by Seller and comprising less than one percent of the outstanding stock of such company.

     Section 3.02  SELLER CAPITAL STRUCTURE.

          (a) The authorized capital stock of Seller consists of 15,000,000 shares of Common Stock ("Seller Common Stock") and 150,000 shares of Preferred Stock ("Seller Preferred Stock"). On September 30, 2005, (i) 6,563,636 shares of Seller Common Stock were outstanding, all of which were validly issued, fully paid, and nonassessable, and no other shares of Seller Common Stock had been issued as of such date, (ii) 700,505 shares of Seller Common Stock were subject to outstanding stock options under the Seller Option Plans and 59,115 shares of Seller Common Stock were reserved for future grants under the Seller Option Plans, (iii) 1,346 shares of Seller Common Stock were reserved for issuance pursuant to options presently accrued under the Seller ESPP and 58,485 shares of Seller Common Stock were reserved for future issuance under the Seller ESPP, and (iv) an aggregate of 75,000 shares of Seller's Series A Junior Participating Preferred Stock ("Seller Junior Preferred Stock") were reserved for future issuance pursuant to the Rights Agreement, as amended, dated as of February 25, 1997, between Seller and Norwest Bank Minnesota, N.A., as Rights Agent (the "Seller Rights Agreement"). Since September 30, 2005, no shares of Seller Common Stock have been issued except pursuant to the exercise of options granted under the Seller Option Plans or pursuant to the Seller ESPP. None of the shares of Seller Preferred Stock are issued and outstanding. There are no obligations, contingent or otherwise, of Seller or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of Seller Common Stock or the capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Seller's Subsidiaries are duly authorized, validly issued, fully paid, and nonassessable and all such shares are owned by Seller free and clear of all security interests, liens, claims, pledges, agreements, limitations in Seller's voting rights, charges, or other encumbrances of any nature.

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          (b)      Except for outstanding warrants, options granted under the
     Seller Option Plans or as reserved for future grants of options or rights under the Seller Option Plans, shares reserved for issuance under the Seller ESPP, or for the shares of Seller Junior Preferred Stock reserved for issuance under the Seller Rights Agreement, there are no equity securities of any class of Seller or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding. Except as set forth in this
     Section 3.02, there are no options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which Seller or any of its Subsidiaries is a party or by which it is bound obligating Seller or any of its Subsidiaries to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of Seller or any of its Subsidiaries or obligating Seller or any of its Subsidiaries to grant, extend, accelerate the vesting of, or enter into any such option, warrant, equity security, call, right, commitment, or agreement. Seller is not a party to, nor is Seller aware of, any voting agreement, voting trust, proxy, or other agreements or understandings with respect to the shares of capital stock of Seller or any agreement, arrangement, or understanding providing for registration rights with respect to any shares of capital stock of Seller.

     Section 3.03  AUTHORITY, NO CONFLICT, REQUIRED FILINGS AND CONSENTS.

          (a) Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Voting Agreements have been duly authorized by all necessary corporate action on the part of Seller, subject only to the approval of this Agreement and the Merger by Seller's shareholders under the MBCA. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.

          (b) Subject to approval of this Agreement and the Merger by Seller's shareholders, the execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of Seller, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to right of termination, cancellation, or acceleration of any obligation or loss of any benefit) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, contract, or other agreement, instrument, or obligation to which Seller or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, and where such violation, breach or default would have a Material Adverse Effect on Seller, any of its Subsidiaries or on the transactions contemplated by this Agreement, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Seller or any of its Subsidiaries or any of its or their properties or assets where such conflict or violation would have a Material Adverse Effect on Seller, any of its Subsidiaries or the transactions contemplated by this Agreement.

          (c) No material consent, approval, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (ii) the filing of the Articles of Merger, (iii) the filing of the Proxy Statement (as defined in Section 3.17 below) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (iv) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under the applicable federal and state securities laws or under any applicable requirement of any Department of Transportation.

     Section 3.04  SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Seller has filed all forms, reports, and documents required to be filed by Seller with the SEC since January 1, 2002 (including all exhibits, notes, and schedules thereto and documents incorporated by reference therein) (collectively, the "Seller SEC Reports"). The Seller SEC Reports (i) at the time filed, with respect to all of the Seller SEC Reports other than registration statements filed under the Securities Act of 1933, as amended (the "Securities Act"), or at the time of their respective effective dates, with respect to registration statements filed under the Securities Act, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time filed or at the time of their respective effective dates, as the case may be (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Reports or necessary in order to make the statements in such Seller SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Seller's Subsidiaries is required to file any forms, reports, or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Seller SEC Reports at the time filed or at the time of their respective effective dates, as the case may be, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Seller and its Subsidiaries at the respective dates and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The audited balanced sheet of Seller as of December 31, 2004 is referred to herein as the "Seller Balance Sheet."

          (c) Seller has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act. Seller has previously made available to Purchaser copies of all certificates delivered by officers and employees of Seller, including Seller's chief executive officer and chief financial officer, to the Seller Board or any committee thereof pursuant to the certification requirements relating to Seller's 2004 Form 10-K for the year ended December 31, 2004. The management of Seller has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Seller and its Subsidiaries is made known to the management of Seller by others within those entities and (ii) disclosed, based on its most recent evaluation, to the Seller's outside auditors and the audit committee of the Seller Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect the Seller's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who, in each case, have a significant role in Seller's internal control over financial reporting.

          (d) As used in this Section 3.04, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

     Section 3.05 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Seller SEC Reports, Seller and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, the effect of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole, other than (i) liabilities reflected in the Seller Balance Sheet and (ii) normal or recurring liabilities incurred since December 31, 2004, in the ordinary course of business consistent with past practices.

     Section 3.06 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Seller Balance Sheet, Seller and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not occurred (i) any Material Adverse Effect on Seller and any of its Subsidiaries, taken as a whole, (ii) any damage, destruction, or loss (whether or not covered by insurance) with respect to any property of Seller or any of its Subsidiaries having a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole, (iii) any material change by Seller in its accounting methods, principles, or practices, or (iv) any material revaluation by Seller of any of its material assets.

Section 3.07      TAXES.

          (a) All Tax Returns (as defined herein) required to be filed by Seller or any of its Subsidiaries have been duly filed on a timely basis. All such Tax Returns were complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, and all material Taxes otherwise required to be paid by Seller or any of its Subsidiaries have been timely paid. All Taxes due and payable by Seller and its Subsidiaries have been adequately provided for in the financial statements of Seller and its Subsidiaries for all periods ending through the date hereof.

          (b) There are no audits or administrative proceedings, court proceedings or claims pending against Seller or any of its Subsidiaries with respect to any Taxes, no assessment, deficiency or adjustment has been asserted or proposed or threatened with respect to any Taxes or Tax Return of or with respect to Seller or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer, and there are no liens for Taxes upon the assets or properties of Seller or any of its Subsidiaries, except liens for Taxes not yet due. No issue has been raised by any taxing authority in any presently pending Tax audit that could reasonably be expected to have a Material Adverse Effect on Seller or any of its Subsidiaries after the Effective Time.

          (c) There are not in force any waivers of agreements, arrangements, or understandings by or with respect to Seller or any of its Subsidiaries of or for an extension of time for the assessment or payment of any Taxes. Neither Seller nor any of its Subsidiaries has received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement with a taxing authority relating to Taxes that would have a continuing effect after the Closing Date.

          (d) Neither Seller nor any of its Subsidiaries requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or executed or filed any power of attorney with any taxing authority.

          (e) Each of Seller and its Subsidiaries has withheld and paid in all material respects all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

          (f) Neither Seller nor any of its Subsidiaries has any obligation under any agreement (either with any person or any taxing authority) with respect to Taxes.

          (g) Neither Seller nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

          (h) Neither Seller nor any of its Subsidiaries has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which Seller is the common parent or (ii) any material liability for the Taxes of any other person (other than Seller or any of its Subsidiaries) under any state, local or foreign law, as a transferee or successor, by contract, or otherwise.

          (i) No written claim that could give rise to Taxes has been made by a taxing authority in a jurisdiction where Seller or any of its Subsidiaries does not file Tax Returns that Seller or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

          (j) The Seller has provided or made available to Purchaser correct and complete copies of (i) all income and franchise Tax Returns of Seller and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of Seller or any of its Subsidiaries.

          (k) Neither Seller nor any of its Subsidiaries has entered into a transaction that has been identified by published guidance as a listed transaction under Treas. Reg. Section 1.6011-4(b)(2).

          (l) Neither Seller nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

          (m) For purposes of this Agreement, (i) "Taxes" shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and (ii) "Tax Returns" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     Section 3.08  PROPERTIES.

          (a) Seller has provided to Purchaser a true and complete list of all real property owned by Seller or its Subsidiaries and real property leased by Seller or its Subsidiaries pursuant to leases (collectively, the "Leases" and, together with the owned real property, the "Real Property"), and the name of the lessor, the date of the Lease and each amendment to the Lease, and the aggregate annual rental or other fees payable under any such Lease. The Real Property has access, sufficient for the conduct of the business of Seller and its Subsidiaries as now conducted or as presently proposed by Seller to be conducted, to public roads and to all utilities used in the operation of the business at that location.

          (b) Seller holds a valid and existing leasehold interest under each of the Leases. Seller has delivered to Purchaser complete and accurate copies of each of the Leases (including all notices exercising renewal, expansion, termination or other material rights under the Leases), and none of the Leases has been modified in any material respect, except to the extent that the copies delivered to Purchaser disclose such modifications. Neither Seller nor any Subsidiary has leased or sublet, as lessor, sublessor, licensor or the like, any of the Real Property. No Lease is subject to any prime, ground or master lease, mortgage, deed of trust or other encumbrance or interest which would entitle the interest holder to interfere with or disturb Seller's or any Subsidiary's rights under the Lease while Seller or such Subsidiary is not in default under the Lease. Neither Seller nor any Subsidiary is in material default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such material default by Seller or any of its Subsidiaries under any of the Leases; nor, to the Knowledge of Seller, is any other party to any of the Leases in material default.

          (c) Seller and its Subsidiaries own, or lease under valid leases, all of the buildings, fixtures, leasehold improvements, computers, equipment and other tangible and intangible assets, including, without limitation, all trucks, cabs and other rolling stock, necessary for the conduct of the business of Seller or its Subsidiaries as now conducted and presently proposed to be conducted, all of which, collectively, are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business.

          (d) Except for leased or licensed property, Seller and its Subsidiaries own good and marketable title to each of the properties and assets used by Seller or its Subsidiaries, located on the premises of Seller or its Subsidiaries, or reflected on the Seller Balance Sheet or acquired since the date thereof.

     Section 3.09  INTELLECTUAL PROPERTY.

          (a) Seller and its Subsidiaries own or license all patents, trademarks, trade names, service marks, copyrights, any applications for the foregoing, and any tangible or intangible proprietary information (the "Intellectual Property") that is material or necessary to its business.
     Schedule 3.09 of the Seller Disclosure Schedule lists and describes all registered Intellectual Property, copyrights and proprietary software owned or licensed by Seller or any Subsidiary, including identifying each jurisdiction in which applications have been filed or rights issued. All of the Intellectual Property rights are valid and enforceable in all material respects, and Seller has no Knowledge of facts showing, and has received no written notice of any party asserting, that any of the Intellectual Property rights are invalid or not enforceable. The business of Seller and its Subsidiaries as currently conducted does not infringe, misuse, misappropriate, or conflict with the Intellectual Property rights of others in a way that is likely to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole. Either Seller or its Subsidiaries owns and possesses all right, title and interest, or holds a valid license, in and to all of the Intellectual Property in all material respects, free and clear of any material encumbrance, without any material conflict with the rights of others, and has taken all action necessary to protect the Intellectual Property in all material respects. No claim by any third party contesting the validity of any of the Intellectual Property has been made, received, is currently outstanding or, to the Knowledge of Seller, is threatened or reasonably expected to arise.

          (b) Seller or any of its Subsidiaries owns or has a valid and enforceable right to use all computer software and systems used by Seller or any of its Subsidiaries in the operation of their business as presently conducted or proposed to be conducted, without taking into account the transactions contemplated hereby ("Internal Use Software"), without any conflict with the rights of others. Seller and any of its Subsidiaries do not use, rely on or contract with any Person to provide services bureau, outsourcing or other computer processing services which are material to Seller or its Subsidiaries, in lieu of or in addition to their use of the Internal Use Software. Seller or any of its Subsidiaries has the right to use all databases Seller and its Subsidiaries use internally (the "Databases"), and neither Seller nor any of its Subsidiaries has received any written notice alleging that Seller's or any Subsidiary's use, reproduction or distribution of the Databases infringes any third party's rights. Neither Seller nor the Subsidiaries sell or license the Databases to third parties. Neither Seller nor any of its Subsidiaries has done anything to compromise the secrecy, confidentiality, ownership, rights in or to, or value of any of the Intellectual Property. Seller and its Subsidiaries have taken all reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property.

     Section 3.10  AGREEMENTS, CONTRACTS, AND COMMITMENTS.

          (a) Seller has not breached, or received in writing any claim or threat that it has breached, any of the terms and conditions of any agreement, contract, or commitment required to be filed as an exhibit to the Seller SEC Reports ("Seller Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Seller under any Seller Material Contract. Each Seller Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which Seller is aware by any party obligated to Seller pursuant to Seller Material Contracts.

          (b) Except as set forth in Seller SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, neither Seller nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement providing for annual payments by Seller or any of its Subsidiaries in excess of $100,000, (ii) agreement with any executive officer or other key employee of Seller or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller or any of its Subsidiaries of the nature contemplated by this Agreement,
     (iii) agreement with respect to any executive officer or other key employee of Seller or any of its Subsidiaries providing any term of employment or compensation guarantee, (iv) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (v) agreement that would restrict Seller's or any Subsidiary's ability to compete in any business in any location, (vi) agreements concerning a partnership or joint venture, (vii) loan agreements, promissory notes, security agreements, deeds of trust and other agreements relating to indebtedness for borrowed money or deferred purchase price of property (other than trade payables arising in the ordinary course of business), (viii) any agreement relating to business acquisitions or dispositions not yet consummated, including any separate Tax or indemnification agreements, and (ix) any other agreement that would be required to be filed as an exhibit to an Annual Report on Form 10-K of Seller if Seller were to file such a report on the date of this Agreement (assuming for this purpose that the fiscal year covered thereby ended on the date of this Agreement).

          (c) All Seller Material Contracts and such other agreements required to be disclosed in Section 3.10 of the Seller Disclosure Schedule are valid and binding and are in full force and effect and enforceable against Seller or its Subsidiaries in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy or other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) to the extent applicable, the enforceability of provisions regarding indemnification in connection with the sale or issuance of securities. Neither Seller nor any of its Subsidiaries is in material violation or breach of or default under, or has received notice of any material violation or breach of or default under, any such Seller Material Contracts or other agreements required to be disclosed in Section
     3.10 of the Seller Disclosure Schedule. To the Knowledge of Seller, no other party to a Seller Material Contract or any other agreement required to be disclosed in Section 3.10 of the Seller Disclosure Schedule is in material violation or breach of or default under any such Seller Material Contract or other such agreement, as the case may be.

     Section 3.11 LITIGATION. Except as described in the Seller SEC Reports, there are no claims, actions, suits, investigation or proceedings pending or, to the Knowledge of Seller, threatened against or affecting Seller or any of its Subsidiaries or any of their respective assets or properties, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located, which would, or could reasonably be expected to, require payments by Seller or any of its Subsidiaries in excess of $100,000 individually or $1,000,000 in the aggregate, not fully recoverable from insurance.

     Section 3.12  ENVIRONMENTAL MATTERS.

          (a) Within the last three years, Seller has conducted its business operations in compliance, in all material respects, with all applicable Environmental Laws and has obtained and maintained in full force and effect all material permits, licenses, approvals and other governmental authorizations required under any Environmental Law for the operation of Seller's business.

          (b) No above ground or underground tanks are located under, in or on any facility or real estate currently owned or leased by Seller, or, to the Knowledge of Seller, have been located under, in or on any such facility or real estate and have subsequently been removed or filled. To the extent storage tanks exist on or under any facility or real estate currently owned or leased by Seller, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and otherwise are in compliance in all material respects with applicable Federal, state and local statutes, regulations, ordinances and other regulatory requirements.

          (c) Seller has provided and disclosed to Purchaser all material reports, information, notices and communications, written or oral, in Seller's possession or control pertaining to the environmental condition of any facility or real estate currently owned or leased by Seller, or the remediation of any contamination thereof. Seller does not have Knowledge of any material expenditures or other actions required to bring any facility or real estate currently owned or leased by Seller, in compliance with any Environmental Law.

          (d) No facility or real estate currently or previously owned or leased by Seller has been used by Seller or, to the Knowledge of Seller, any other person or entity to generate, manufacture, refine, transport, treat, store, handle or dispose of any Hazardous Substance in violation of any Environmental Law, and, to the Knowledge of Seller, there has not been any Release of any Hazardous Substance on, under, about, or from any facility or real estate currently or previously owned or leased by Seller within the last three years in violation of any Environmental Law or that may require material remedial action under any Environmental Law. To the Knowledge of Seller the facilities or real estate currently or previously owned or leased by Seller within the last three years do not contain any condition which could reasonably be expected to result in a material claim, right of action or recovery against Seller by any person or entity under any Environmental Law.

          (e) "Hazardous Substance" means any pollutant, contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified in or regulated by any Environmental Law; "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Resource Conservation and Recovery Act. 42 U.S.C. ss. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss. 1201 et seq., the Clean Act, 33 U.S.C. ss. 1321 et seq., the Clean Air Act, 42 U.S.C. ss.7401 et seq., and any other federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health, natural resources and/or the environment; "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, or into or out of any property owned, operated or leased by the applicable party.

     Section 3.13  EMPLOYEE BENEFIT PLANS.

          (a) Seller has set forth on Schedule 3.13 of the Seller Disclosure Schedule all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all bonus, stock option, stock purchase, incentive, deferred compenSation, supplemental retirement, severance, and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of or relating to, any current or former employee of Seller or any trade or business (whether or not incorporated) (an "ERISA Affiliate") which is aggregated with Seller or any Subsidiary of Seller pursuant to Section 414 of the Code (together, the "Seller Employee Plans").

          (b) With respect to each Seller Employee Plan, Seller has made available to Purchaser a true and correct copy, to the extent applicable, of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS"), (ii) the plan document and summary plan description, (iii) each trust agreement and group annuity contract, if any, and (iv) the most recent actuarial report or valuation, if any, and most recent IRS determination letter.

          (c) With respect to the Seller Employee Plans, individually and in the aggregate, no event has occurred, and to the Knowledge of Seller, there exists no condition or set of circumstances in connection with which Seller could be subject to any liability that is reasonably likely to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole, under ERISA, the Code, or any other applicable law and each Seller Employee Plan has been administered in material compliance with applicable law, including ERISA and the Code and have been administered substantially in accordance with its respective terms.

          (d) With respect to the Seller Employee Plans, individually and in the aggregate, there are no material benefit obligations required to be funded for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles on the financial statements of Seller.

          (e) Except as disclosed in Seller SEC Reports filed prior to the date of this Agreement and except as provided for or referenced in this Agreement, neither Seller nor any of its Subsidiaries is party to any (i) agreement with any officer or other key employee of Seller or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered upon the occurrence of a transaction involving Seller of the nature contemplated by this Agreement, (ii) agreement with any officer of Seller providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $150,000 per annum, or
     (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (f) Seller does not maintain any pension plans subject to Title IV of ERISA.

     Section 3.14 COMPLIANCE WITH LAWS. Seller has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, or local statute, law, or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole. Neither Seller nor any of its Subsidiaries has offered, authorized, promised, made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, political party, political party official or candidate, official of a public international organization or any other person in a position to assist or hinder Seller or any of its Subsidiaries other than payments required or permitted by the laws of the applicable jurisdiction and in compliance with the U.S. Foreign Corrupt Practices Act.

     Section 3.15 OPINION OF FINANCIAL ADVISOR. The financial advisor of Seller, Stephens Inc., has delivered to Seller an opinion to the effect that the Merger is fair from a financial point of view to the Shareholders.

     Section 3.16 RIGHTS AGREEMENT. Seller has adopted an amendment to the Seller Rights Agreement with the effect that neither Purchaser nor Sub shall be deemed to be an Acquiring Person (as defined in the Seller Rights Agreement), the Distribution Date (as defined in the Seller Rights Agreement) shall not be deemed to occur and the Rights (as defined in the Seller Rights Agreement) will not separate from the Seller Common Stock, in each case as a result of Seller entering into this Agreement or consummating the Merger in accordance with the terms of this Agreement. The Seller Board has resolved to, and Seller will promptly after the execution of this Agreement, take all action necessary to render the Rights pursuant to the terms of the Seller Rights Agreement inapplicable to the Merger and this Agreement and for the Rights to expire or be redeemed immediately prior to the Effective Time.

     Section 3.17 INFORMATION SUPPLIED. None of the proxy statement relating to Seller Shareholders' Meeting, as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by Seller with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to the Shareholders and at the time of the Seller Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Seller Shareholders' Meeting which shall have become false or misleading, except that no representation is made by Seller with respect to information supplied in writing by or on behalf of Purchaser or Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Purchaser or any of its Subsidiaries with the SEC. The Proxy Statement filed by Seller with the SEC under the Exchange Act relating to the Seller Shareholders' Meeting will comply as to form in all material respects with the Exchange Act.

     Section 3.18 LABOR MATTERS. Neither Seller nor any of its Subsidiaries is a party to any collective bargaining agreement with any labor union, confederation or association and there are no discussions, negotiations, demands or proposals that are pending or, to the Knowledge of Seller, threatened, or have been conducted or made with or by any labor union, confederation or association regarding organizational activities. Except as disclosed in Seller SEC Reports filed prior to the date of this Agreement, there are no material controversies pending or, to the Knowledge of Seller, threatened between Seller or any of its Subsidiaries and any representatives of its employees and, to the Knowledge of Seller, there are no material organizational efforts presently being made involving any of the now unorganized employees of Seller or any of its Subsidiaries. Since January 1, 2000, there has been no work stoppage, strike, material dispute or other concerted action by employees of Seller or any of its Subsidiaries. During that period, Seller and its Subsidiaries have complied in all material respects with all applicable Laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining. There is no pending, or to the Knowledge of Seller, threatened action, complaint, arbitration, proceeding or investigation against Seller or any of its Subsidiaries by or before (or, in the case of any threatened matter, that could be brought before ) any court, Governmental Entity, administrative agency, board, commission or arbitrator brought by or on behalf of any prospective, current or former employees of Seller or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole. Within the past three
(3) years, neither Seller nor any of its Subsidiaries has closed any facility, or effectuated any layoffs of employees or implemented any early retirement, separation or similar program, nor has Seller or any of its Subsidiaries planned or announced any such action or program for the future.

     Section 3.19 INSURANCE. Schedule 3.19 of the Seller Disclosure Schedule contains a list of all material insurance policies which are owned by Seller and any of its Subsidiaries and which name Seller or any of its Subsidiaries as an insured, including without limitation, self-insurance programs and those which pertain to Seller's assets, employees or operations. All such insurance policies are in full force and effect and Seller has not received notice of cancellation of any such insurance policies.

     Section 3.20 CUSTOMERS. Schedule 3.20 of the Seller Disclosure Schedule lists the 25 largest customers of Seller for the 12-month period ended December 31, 2004 and for the eight-month period ended August 31, 2005, and sets forth opposite the name of each such customer the approximate percentage and dollar amount of net sales by Seller and its Subsidiaries attributable to such customer for each such period. Since December 31, 2004, no customer required to be listed in Schedule 3.20 of the Seller Disclosure Schedule has indicated to any officer, director or manager of sales of Seller or any of its Subsidiaries that such customer will stop or materially decrease the rate of business done with Seller or any of its Subsidiaries.

     Section 3.21 AFFILIATE TRANSACTIONS. Except as set forth in Seller SEC Reports, there are no contracts, commitments, agreements, arrangements or other transactions between Seller or any of its Subsidiaries, on the one hand, and any
(i) present officer or director of Seller or any of its Subsidiaries or any of their immediate family members (including their spouses) or (ii) affiliate of any such officer, director, family member or beneficial owner, on the other hand, required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

     Section 3.22 VOTE REQUIRED. The affirmative vote of the holders of a majority of the voting power of the Seller Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital shares of Seller required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

     Section 3.23 STATE TAKEOVER STATUTES. Seller has taken all action necessary in order to exempt this Agreement, the Voting Agreements and the Merger and the other transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements and the Merger and the other transactions contemplated hereby and thereby are exempt from, the requirements of any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation existing under, or adopted in connection with, the laws of the State of Minnesota or any other state.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB

     Purchaser and Sub, jointly and severally, represent and warrant to Seller that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Purchaser to Seller on or before the date of this Agreement (the "Purchaser Disclosure Schedule"). The Purchaser Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article IV, except where the information in any such section is disclosed in such a manner to make its relevance to any other representation or warranty readily apparent, in which case such section shall be deemed to also qualify such other representation and warranty.

     Section 4.01 ORGANIZATION OF PURCHASER AND SUB. Each of Purchaser and Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease, and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole.

     Section 4.02  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONTRACTS.

          (a) Each of Purchaser and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Purchaser and Sub. This Agreement has been duly executed and delivered by Purchaser and Sub and constitutes the valid and binding obligation of each of Purchaser and Sub, enforceable in accordance with its terms.

          (b) The execution and delivery of this Agreement by each of Purchaser and Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of either Purchaser or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, contract, or other agreement, instrument, or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, and where such violation, breach or default would have a Material Adverse Effect on either Purchaser or Sub or on the transactions contemplated by this Agreement, or
     (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Purchaser or any of its Subsidiaries or their properties or assets where such conflict or violation would have a Material Adverse Effect on Purchaser or on the transactions contemplated by this Agreement.

          (c) No material consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity is required by or with respect to Purchaser or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Articles of Merger, and (iii) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required to be obtained by Purchaser under applicable federal and state securities laws or under any applicable requirement of any Department of Transportation.

     Section 4.03 LITIGATION. There are no claims, actions, suits, investigations or proceedings pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries or any of their respective assets or properties, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located, which are likely to have a Material Adverse Effect on Purchaser or its Subsidiaries, taken as a whole.

     Section 4.04 COMPLIANCE WITH LAWS. Each of Purchaser and Sub has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, or local statute, law, or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole.

     Section 4.05 INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.

     Section 4.06 FINANCING. Purchaser has, or has received binding (subject to the terms and conditions thereof) written commitments from financially responsible financial institutions to obtain, the funds necessary to consummate the Merger and pay the Merger Consideration as provided in Section 2.01, and to pay related fees and expenses (collectively, the "Commitment Letters"). Purchaser has provided Seller with true and complete copies of the Commitment Letters.

     Section 4.07 INFORMATION SUPPLIED. Neither the information supplied or to be supplied in writing by or on behalf of Purchaser or Sub for inclusion in the Proxy Statement or any other documents to be filed by Purchaser, Sub or Seller with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to the Shareholders and at the time of the Seller Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Seller Shareholders' Meeting which shall have become false or misleading.

                                    ARTICLE V
                               CONDUCT OF BUSINESS

     Section 5.01 COVENANTS OF SELLER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Seller agrees as to itself and its Subsidiaries (except to the extent that Purchaser shall otherwise consent in writing), to carry on its business in the usual, regular, and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes (it being understood payment of fees and expenses in connection with the transactions contemplated by this Agreement shall be permitted; provided, that such fees and expenses, and any other amounts payable in connection with the transactions contemplated by this Agreement, other than any fees and expenses payable to Stephens Inc. pursuant to the terms of its engagement letter with Seller dated June 9, 2005 (as amended on August 10, 2005 and October 14, 2005, collectively, the "Stephens Letter"), shall not exceed $1,000,000 in the aggregate), to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable effort consistent with past practices and policies to preserve intact its present business organization, to keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, franchisees, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Seller shall promptly notify Purchaser of any event or occurrence not in the ordinary course of business of Seller. Without limitation of the foregoing, during such period of time, except as expressly contemplated by this Agreement, Seller shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Purchaser:

          (a) declare or pay any dividends on or make any other distributions (whether in cash, stock, or property) in respect of any of its capital stock or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

          (b) issue, deliver, or sell or authorize or propose the issuance, delivery, or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities, other than the issuance of shares upon the exercise of Seller Stock Options outstanding as of the date hereof under the Seller Option Plans, the issuance of shares upon the exercise of options accrued as of the date of this Agreement under the Seller ESPP, and issuances of securities under the Seller Rights Agreement, as amended to date;

          (c) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Seller and its Subsidiaries, taken as a whole;

          (d) sell, lease, license, or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Seller and its Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practices;

          (e) (i) increase or agree to increase the compensation payable or to become payable to its directors, officers or employees, except for increases in salary or wages of employees other than directors or officers of Seller in accordance with past practices and except for the acceleration of unvested Seller Stock Options outstanding as of the date hereof, (ii) increase or agree to increase the compensation payable or to become payable to directors or officers of Seller or grant any additional severance or termination pay to, or enter into any employment or severance agreements with such directors or officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, (v) establish, adopt, enter into, or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, trust, fund, policy, or arrangement for the benefit of any directors, officers, or employees, or (vi) hire any new executive employee;

          (f) revalue any of its material assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

          (g) incur, outside the ordinary course of its business, any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Seller or any of its Subsidiaries or guarantee any debt securities of others;

          (h)      amend or propose to amend its charter documents or Bylaws;

          (i) make any capital expenditure or commitment for which it is not contractually bound at the date hereof, except expenditures and commitments undertaken in accordance with Seller's 2005 Capital Budget, dated January 21, 2005 and modified on September 21, 2005, which 2005 Capital Budget as modified has been delivered to Purchaser prior to the date of this Agreement;

          (j) enter into any Seller Material Contracts or amend or modify any existing Seller Material Contracts, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of Seller or any of its Subsidiaries;

          (k) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements involving payments that (i) have been fully reserved on the balance sheet at August 31, 2005 (specific claim amount plus applied growth) or (ii) exceed such amount or are not so reserved and are not in excess of $100,000 individually or $500,000 in the aggregate not fully recoverable from insurance;

          (l) change its fiscal year, revalue any of its material assets, or make any changes in financial, actuarial, reserving, statutory or Tax accounting methods, principles or practices, except in each case as required by GAAP or applicable Law;

          (m) except to the extent required by applicable law, make any material Tax election or settle or compromise any material Tax liability with any Governmental Entity, or agree to an extension of a statute of limitations with respect to material Taxes; or

          (n) take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (j) above, or any action which is reasonably likely to make any of Seller's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

     Section 5.02 COOPERATION. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Purchaser and Seller shall confer on a regular and frequent basis with one or more representatives of the other party to report material operational matters and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger, and the transactions contemplated hereby and thereby. In addition, Seller agrees to provide, and will cause its Subsidiaries and its and their respective directors, officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, the execution and delivery of the Commitment Letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents as may be reasonably required by Purchaser and taking such other actions as are reasonably required to be taken by Seller; provided, however, that Purchaser shall not interfere materially with the duties of such officers, employees and advisors. In addition, in conjunction with the obtaining of any such financing, Seller agrees, at the reasonable request of Purchaser, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of Seller and its Subsidiaries; provided, however, that no call for redemption or prepayment shall be irrevocably made until contemporaneously with or after the Effective Time and Seller shall not be required to pay any redemption or prepayment fee prior to the Effective Time.

                                   ARTICLE VI
                       ADDITIONAL AGREEMENTS AND COVENANTS

Section 6.01      NO SOLICITATION.

          (a) Seller shall not (i) solicit, initiate, or knowingly encourage any inquiries or proposals that constitute, or are reasonably likely to lead to, an Acquisition Proposal, other than the transactions contemplated by this Agreement, (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve, or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Seller, the Seller Board, or the Special Committee from furnishing non-public information to, or entering into discussions or negotiations with, any person, entity or group of persons or entities (a "Third Party"), or taking any other action deemed necessary, in connection with an unsolicited bona fide Acquisition Proposal by such Third Party or recommending an unsolicited bona fide written Acquisition Proposal to the Shareholders, if and only to the extent that the Special Committee determines in good faith after consultation with outside legal counsel that such action is necessary for it to comply with its fiduciary duties to the Shareholders under applicable law. Notwithstanding the previous sentence, if at any time prior to obtaining Shareholder Approval, (a) Seller has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this
     Section 6.01, and the Special Committee has reasonably determined in good faith that such Acquisition Proposal constitutes a Superior Proposal, then Seller may take any of the actions described in clause (ii) of this Section 6.01(a); provided, however, that Seller (A) will provide notice to Purchaser of the receipt of such Acquisition Proposal within twenty-four
     (24) hours after any member of the Special Committee or Stephens Inc. has knowledge of the receipt thereof, (B) will not disclose any information to such Third Party without entering into an acceptable confidentiality agreement containing terms no more favorable to such Third Party than the terms set forth in the Confidentiality Agreement and (C) will promptly provide to Purchaser any non-public information concerning Seller provided to such Third Party which was not previously provided to Purchaser. Upon execution of this Agreement, Seller shall (whether directly or indirectly through its representatives), and Seller shall direct and use reasonable best efforts to cause its and its Subsidiaries' respective representatives to, cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any Third Parties conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished by or on behalf of Seller be returned or destroyed. Without limiting the foregoing, Seller agrees that any violation of the restrictions set forth in this Section 6.01(a) by any of Seller's representatives or its Subsidiaries' representatives, whether or not purporting to act on behalf of Seller, shall constitute a breach of this Section 6.01(a) by Seller.

          (b) Seller shall notify Purchaser promptly (and no later than 24 hours) after receipt by any member of the Special Committee or Stephens Inc. of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books, or records of Seller by any person or entity that informs Seller that it is considering making, or has made, an Acquisition Proposal. Seller shall inform Purchaser on a current basis of the status and terms of any discussions regarding, or relating to, any such Acquisition Proposal with a Third Party (including amendments and proposed amendments) and, as promptly as practicable, of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Acquisition Proposal. In fulfilling its obligations under this Section 6.01(b), Seller shall provide promptly to Purchaser copies of all written proposals. All information provided by Seller to Purchaser pursuant to this Section 6.01(b) shall be kept confidential by Purchaser in accordance with the terms of the Confidentiality Agreement. Immediately upon determination by the Seller Board that an Acquisition Proposal constitutes a Superior Proposal, Seller shall deliver to Purchaser a written notice advising Purchaser that the Seller Board has so determined, specifying the terms and conditions of such Superior Proposal (including the amount that the Shareholders will receive per share of Seller Common Stock (valuing any non-cash consideration at what the Seller Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation, to be the fair value of the non-cash consideration)) and the identity of the Third Party making such Superior Proposal, and providing Purchaser at such time with a copy of the Superior Proposal and all documents relating thereto.

          (c) The Seller Board has adopted a resolution resolving to recommend that the Shareholders vote for the approval of this Agreement (the "Seller Recommendation"). The Seller Board shall not (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in each case, in a manner adverse to Purchaser, the Seller Recommendation or make any statement, filing or release, in connection with the Seller Shareholders' Meeting or otherwise, inconsistent with the Seller Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Seller Recommendation), subject to Section 6.01(d) (any such action, a "Change in Recommendation"), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal and/or (iii) enter into (or cause Seller or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Proposal (other than an acceptable confidentiality agreement entered into in accordance with the provisions of Section 6.01(a)) or (B) requiring Seller to abandon, terminate or fail to consummate the Merger. Notwithstanding the foregoing, prior to obtaining the Shareholder Approval,
     (x) the Seller Board may effect a Change in Recommendation if the Seller Board has determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that it would be necessary for it to comply with its fiduciary duties to the Shareholders under applicable law to effect a Change in Recommendation and (y) (I) the Seller Board may approve or recommend to the Shareholders an Acquisition Proposal that the Seller Board has determined constitutes a Superior Proposal (a "Seller Subsequent Determination"), (II) terminate this Agreement pursuant to Section 8.01(h) and (III) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to such Superior Proposal; provided, however, that, in each case with respect to clause (y), Seller has fully complied with its obligations under this Section 6.01(c) and with the terms of Section 8.01(h), and has paid to Purchaser the Expenses and the Termination Fee, in each case, in accordance with Section 8.03.

          (d) Nothing contained in this Agreement shall prohibit Seller from taking and disclosing to the Shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Shareholders if, in the good faith judgment of the Seller Board failure to so disclose would be inconsistent with its obligations under applicable law.

     Section 6.02  PROXY STATEMENT.

          (a) As promptly as practical after the execution of this Agreement, Seller shall prepare and file with the SEC the Proxy Statement to be sent to the Shareholders in connection with the meeting of the Shareholders to vote upon this Agreement and the Merger (the "Seller Shareholders' Meeting"). Except as permitted by Section 6.01, Seller shall, through the Seller Board, include in the Proxy Statement the recommendation of the Seller Board that the Shareholders adopt this Agreement and shall use its reasonable best efforts to obtain such adoption. Purchaser and Seller shall make all other necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder.

          (b) Seller shall take such action as may be necessary to insure that the information supplied by Seller for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the Shareholders, at the time of the Seller Shareholders' Meeting, and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Seller or any of its affiliates, officers, or directors should be discovered by Seller which should be set forth in a supplement to the Proxy Statement, Seller shall promptly so inform Purchaser.

          (c) Purchaser shall take such action as may be necessary to insure that the information supplied by Purchaser for inclusion in the Proxy Statement shall not on the date the Proxy Statement is first mailed to the Shareholders, at the time of the Seller Shareholders' Meeting, and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Purchaser or any of its affiliates, officers, or directors should be discovered by Purchaser which should be set forth in a supplement to the Proxy Statement, Purchaser shall promptly so inform Seller.

     Section 6.03 ACCESS TO INFORMATION. Upon reasonable notice, Seller shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, and other representatives of Purchaser, access, during normal business hours during the period prior to the Effective Time, to all officers, employees, agents, customers and accountants of Seller and its Subsidiaries and their respective properties, books, contracts, commitments, and records and, during such period, each of Seller and Purchaser shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other
(a) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties, and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the confidentiality agreement between Purchaser and Seller, dated July 19, 2005 (the "Confidentiality Agreement"). No information or Knowledge obtained in any investigation pursuant to this Section
6.03 shall affect or be deemed to modify a representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     Section 6.04 SELLER SHAREHOLDERS' MEETING. Seller shall, through the Seller Board, duly call, give notice of, convene and hold the Seller Shareholders' Meeting for the purpose of voting on the adoption of this Agreement and obtaining approval of adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of the Seller Common Stock entitled to vote thereon ("Shareholder Approval") as soon as reasonably practicable after the date hereof. Without limiting the generality of the foregoing, Seller's obligations pursuant to the first sentence of this
Section 6.04 shall not be affected by (i) a Change in Recommendation permitted by Section 6.01(c) or (ii) the commencement, public announcement, disclosure or other communication to the Seller Board of any Acquisition Proposal or any intention (whether or not conditional) with respect to any potential or future Acquisition Proposal, unless, in the case of clause (i), this Agreement is terminated pursuant to Section 8.01(e), or, in the case of clause (ii), this Agreement is terminated pursuant to Section 8.01(h).

     Section 6.05 LEGAL CONDITIONS TO MERGER. Subject to Section 6.01, each of Purchaser and Seller will use their reasonable best efforts to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Purchaser and Seller will, and will cause its Subsidiaries to, use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, authorization, order, or approval of, or any exemption by, any Governmental Entity or other public third party, required to be obtained or made by Purchaser, Seller, or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     Section 6.06 PAYMENT OF TAXES. Seller shall pay, prior to the Effective Time (a) all Taxes required to be paid prior to the Effective Time, and (b) shall withhold with respect to its employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld.

     Section 6.07 PUBLIC DISCLOSURE. Purchaser and Seller shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement, or with respect to anything involving or referring to the other, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     Section 6.08 CONSENTS. Each of Purchaser and Seller shall use all reasonable efforts to obtain all necessary consents, waivers, and approvals under any of Purchaser's or Seller's material agreements, contracts, licenses, or leases in connection with the Merger.

     Section 6.09 BROKERS OR FINDERS. Each of Purchaser and Seller represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Stephens Inc., whose fees and expenses will be paid by Seller in accordance with the terms of the Stephens Letter (a copy of which has been delivered by Seller to Purchaser prior to the date of this Agreement).

     Section 6.10  EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

          (a) For a period of not less than one (1) year following the Effective Time, the Continuing Corporation shall provide all individuals who are employees of the Seller and its Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the Effective Time (the "Affected Employees"), while employed by the Continuing Corporation, with compensation and benefits (not including equity compensation) which are substantially comparable in the aggregate to the compensation and benefits provided to such Affected Employee as of the date of this Agreement. The Continuing Corporation shall continue to provide and recognize all accrued but unused vacation of Affected Employees as of the Effective Time. Affected Employees shall be credited with service with the Seller or its Subsidiaries for all purposes under any of the welfare plans (including medical, dental and disability coverage) established or maintained by the Continuing Corporation after the Effective Time. Purchaser shall, and shall cause the Continuing Corporation to, assume and honor all Seller Material Contracts relating to employment to the extent of the respective terms of such agreements. Subject to the preceding sentence, nothing in this Agreement shall be interpreted as limiting the power of the Continuing Corporation or Purchaser to amend or terminate any particular employee benefit plan, program, agreement or policy or as requiring the Continuing Corporation or Purchaser to offer to continue the employment of any Affected Employee for any period of time or to offer to continue (other than as required by its written terms) any employee benefit plan, program, agreement or policy. Notwithstanding anything in this Section 6.10 to the contrary, nothing in this Section 6.10 is intended to, and shall not, confer upon any person other than the parties hereto any rights or remedies hereunder.

          (b) The Continuing Corporation shall be responsible for all liabilities or obligations under the WARN Act and similar state and local rules, statues and ordinances resulting from the Merger or from the actions of the Continuing Corporation or any of its Subsidiaries following the Effective Time. The Continuing Corporation shall be liable for any workers' compensation or similar workers' protection claims of any Affected Employee incurred prior to the Effective Time.

     Section 6.11 NOTIFICATION OF CERTAIN MATTERS. Seller will give prompt notice to Purchaser, and Purchaser will give prompt notice to Seller, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (b) any material failure of Seller or Purchaser, or any director, officer, employee, agent or representative thereof, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

     Section 6.12 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of Seller described in Section 6.04, including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Continuing Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     Section 6.13  DIRECTOR AND OFFICER LIABILITY.

          (a) From and after the Effective Time, the Purchaser shall indemnify, defend and hold harmless any person who is on the date hereof, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee or agent (the "Indemnified Party") of Seller or any of its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each, a "Claim") to the extent that any such Claim is based on or arises out of, (i) the fact that any person is or was a director, officer, employee or agent of Seller or any of its Subsidiaries at any time prior to the Effective Time or is or was serving at the request of Seller or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at any time prior to the Effective Time, or (ii) this Agreement or any of the transactions contemplated hereby or thereby in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time (the matters described in clauses (i) and (ii), the "Pre-Merger Matters"), to the fullest extent indemnified under Seller's Articles of Incorporation, Bylaws or any indemnification agreements in effect as of the date hereof, or under the MBCA, including in each case provisions relating to the advancement of expenses incurred in the defense of any action or suit.

          (b) Purchaser agrees that all right to indemnification and all limitations or exculpation of liabilities existing in favor of any Indemnified Party as provided in Seller's Articles of Incorporation, Bylaws or the MBCA as in effect as of the Effective Time shall continue in full force and effect with respect to Pre-Merger Matters, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with the MBCA, provided, that in the event any Claim or Claims with respect to any such Pre-Merger Matters are asserted or made within such six-year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any such Claim or Claims; provided, however, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the MBCA, Sellers' Articles of Incorporation or Bylaws, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to the Purchaser, retained at the Purchaser's expense; and provided further, that nothing in this Section shall impair any rights or obligations of any present or former directors or officers of Seller.

          (c) Purchaser shall maintain in effect Seller's directors' and officers' liability insurance policy as of the Effective Time ("D&O Insurance") with respect to Pre-Merger Matters for a period of not less than six years after the Effective Time, provided, that Purchaser may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers.

          (d) This Section 6.13 shall survive consummation of the Merger and is intended to benefit, and may be enforced by, an Indemnified Party or person covered by D&O Insurance or otherwise eligible for the benefits of this Section 6.13 and their heirs and personal representatives and will be binding on the Purchaser and the Continuing Corporation.

     Section 6.14 FINANCING. Purchaser and Sub shall use their reasonable best efforts to obtain the financing contemplated by the Commitment Letters and shall comply in all respects with their representations, warranties, covenants and commitments contained therein; provided, however, that notwithstanding anything in this Agreement to the contrary, Purchaser and Sub shall be entitled to obtain, in their sole discretion, substitute debt financing in place of some or all of the financing with one or more other nationally recognized financial institutions if, and only if, the Commitment Letters or any substitute commitment letters have not expired and such substitute debt financing would not delay the consummation of the Merger beyond 180 days following the date of this Agreement.

     Section 6.15 SECTION 16 MATTERS. Seller agrees to take, and cause the Seller Board, or appropriate committee of the Seller Board, to take, prior to the Effective Time, any and all such actions as may be reasonably necessary to afford an exemption from liability under Section 16(b) of the Exchange Act for any acquisitions and dispositions of equity securities of Seller by its directors and officers (as defined in Rule 16a-1 under the Exchange Act) pursuant to the transactions contemplated by this Agreement.

                                   ARTICLE VII
                              CONDITIONS TO MERGER

     Section 7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock present and voting at the Seller Shareholders' Meeting called for the purpose of voting upon the Agreement and the Merger and at which meeting a quorum is present.

          (b) HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Purchaser's conduct or operation of the business of Purchaser or Seller after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, role, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger which makes the consummation of the Merger illegal.

     Section 7.02 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PURCHASER AND SUB. The obligations of Purchaser and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser and Sub.

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in this Agreement (without regard to materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Purchaser shall have received a certificate of Seller to such effect; provided, however, that claims, actions, suits and proceedings contemplated by Section 3.11 that arise after the date of this Agreement shall not be considered to have a Material Adverse Effect on Seller if consistent with historical experiences.

          (b) PERFORMANCE OF OBLIGATIONS OF SELLER. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate of Seller to such effect.

          (c) CONSENTS. Seller shall have obtained all consents, waivers, and approvals required under any of Seller's material agreements, contracts, and licenses where the failure to obtain such consents, waivers or approvals would have a Material Adverse Effect on the transactions contemplated by this Agreement.

          (d) FINANCING. Purchaser and Sub shall have received the proceeds of the financing contemplated by Section 6.14 hereof.

          (e) SELLER RIGHTS AGREEMENT. On or prior to the Closing Date, the Rights (as defined in the Seller Rights Agreement) shall not have become exercisable or transferable apart from the associated Seller Common Stock.

          (f) DISSENTERS' RIGHTS. Dissenters' rights shall not have been asserted with respect to greater than 5% of the outstanding shares of Seller Common Stock.

     Section 7.03 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Seller.

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser and Sub set forth in this Agreement (without regard to materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations speak as of an earlier date), except where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on Purchaser and Sub, taken as a whole, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Seller shall have received a certificate of Purchaser to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF PURCHASER AND SUB. Purchaser and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate of Purchaser to such effect.

          (c) CONSENTS. Purchaser shall have obtained all necessary consents, waivers, and appeals required under any of Purchaser's material agreements, contracts, and licenses where the failure to obtain such consents, waivers or approvals would have a Material Adverse Effect on the transactions contemplated by this Agreement.

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

     Section 8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by written notice from the terminating party to the other party, whether before or after approval of the matters presented in connection with the Merger by the Shareholders:

          (a)      by mutual written consent of Purchaser and Seller;

          (b) by either Purchaser or Seller if the Merger shall not have been consummated within 180 days of the date of this Agreement (provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to a party whose material failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

          (c) by either Purchaser or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree, or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

          (d) by Purchaser or Seller, if, at the Seller Shareholders' Meeting (including any adjournment or postponement thereof), the Shareholder Approval shall not have been obtained;

          (e) by Purchaser, if (i) the Seller Board shall have effected a Change in Recommendation or shall have resolved to effect a Change in Recommendation; (ii) the Seller Board shall have recommended, or advised Purchaser of its intention to make, a Seller Subsequent Recommendation; or
     (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of Seller Common Stock is commenced (other than by Purchaser or an affiliate of Purchaser) and the Seller Board shall not have sent to its security holders pursuant to Rule 14e-2 within five (5) business days after such tender or exchange offer is first published, sent, or given a statement disclosing that Seller recommends rejection of such tender or exchange offer;

          (f) by Seller, if the Board of Directors of Purchaser shall have withdrawn or modified its approval of the Merger in a manner adverse to Seller or shall have resolved to do any of the foregoing;

          (g) by Purchaser or Seller, if there has been a material breach of any representation, warranty, covenant, or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within 20 business days following receipt by the breaching party of written notice of such breach from the other party (provided that the right to terminate this Agreement under this Section 8.01(g) shall not be available to a party who is then in material breach of this Agreement);

          (h) by Seller, if the Seller Board makes a Change in Recommendation or a Seller Subsequent Determination in accordance with the terms of Section 6.01(c) and Seller, prior to or concurrently with such termination, pays to Purchaser in immediately available funds the Termination Fee; or

          (i) by Seller, if the Commitment Letters or such substitute commitment letters contemplated by Section 6.14 expire within 180 days following the date of this Agreement.

     Section 8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately became void and there shall be no liability or obligation on the part of Purchaser, Seller, Sub or their respective officers, directors, shareholders, or affiliates, except as set forth in Section 8.03; provided, however, that the provisions of this Section 8.02, Section 8.03 and Article IX (except Section 9.01) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     Section 8.03  FEES AND EXPENSES.

          (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Purchaser and Seller shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and any filings pursuant to the HSR Act.

          (b) Seller agrees to reimburse Purchaser (or its designees) for all documented out-of-pocket expenses of Purchaser and its affiliates, including fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by Purchaser and its affiliates or on their respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (collectively, "Expenses"), up to a maximum amount of $1,000,000, if this Agreement is terminated:

                   (i)      by Purchaser pursuant to Section 8.01(e);

                   (ii) by Purchaser pursuant to Section 8.01(g) after a willful breach by Seller of this Agreement; provided that, Seller's breach of Section 6.01 shall be deemed willful for purposes of this
          Section 8.03(b)(ii);

                   (iii)    by Seller pursuant to Section 8.01(h); or

                   (iv) by Seller or Purchaser pursuant to Section 8.01(b) or Section 8.01(d), and on or before the date of any such termination described in this clause (iv), there shall exist an Acquisition Proposal that has been disclosed or otherwise communicated to the Seller Board.

          (c) Seller shall pay Purchaser (or its designees) an amount equal to $2.0 million (the "Termination Fee") if this Agreement is terminated:

                   (i)      by Purchaser pursuant to Section 8.01(e);

                   (ii) by Purchaser pursuant to Section 8.01(g) after a willful breach by Seller of any of its covenants set forth in this Agreement which breach gives rise to the failure of the condition set forth in Section 7.02(b) to be satisfied; provided that, Seller's breach of Section 6.01 shall be deemed willful for purposes of this
          Section 8.03(c)(ii); provided further, that, the Termination Fee shall be required to be paid pursuant to this Section 8.03(c)(ii) if Purchaser has terminated this Agreement pursuant to Section 8.01(g) after a willful breach by Seller of any of its covenants set forth in this Agreement other than the covenants set forth in Sections 6.01 and
          6.04 only if, (I) at the time of such termination, there shall have been announced an Acquisition Proposal which shall not have been absolutely and unconditionally withdrawn and abandoned and (II) Seller shall have recommended a bona fide written offer by a Third Party that, if consummated, would result in such Third Party (or its shareholders) owning, directly or indirectly, more than 50% of the outstanding shares of Seller Common Stock (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of Seller, or signed a letter of intent, agreement in principle, acquisition agreement or other agreement for, or consummated, such a transaction, within six (6) months after such termination;

                   (iii)    by Seller pursuant to Section 8.01(h); or

                   (iv) by Seller pursuant to Section 8.01(b) or Section 8.01(d) if, (I) at the time of such termination, there shall have been announced an Acquisition Proposal which shall not have been absolutely and unconditionally withdrawn and abandoned and (II) Seller shall have recommended a bona fide written offer by a Third Party that, if consummated, would result in such Third Party (or its shareholders) owning, directly or indirectly, more than 50% of the outstanding shares of Seller Common Stock (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of Seller, or signed a letter of intent, agreement in principle, acquisition agreement or other agreement for, or consummated, such a transaction, within six (6) months after such termination.

          (d) The expenses and fees, if applicable, payable pursuant to this Article VIII shall be paid within two (2) business days after the event giving rise to the obligation to pay such amount and shall constitute liquidated damages once paid in full.

          (e)      Seller acknowledges that the agreements contained in this
     Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Purchaser would not enter into this Agreement. Accordingly, if Seller fails promptly to pay any amount due pursuant to this Section 8.03 and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against Seller for the amount set forth in this Section 8.03, Seller shall pay to Purchaser its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit.

          (f)      As used in this Agreement:

                   (i) "Acquisition Proposal" means any inquiry, proposal or offer, including a public pronouncement by any Third Party that it is considering making an inquiry, proposal or offer, (A) for a transaction pursuant to which any Third Party would acquire more than 20% of the outstanding shares of Seller Common Stock pursuant to a tender offer or exchange offer or otherwise, (B) for a merger or other business combination involving Seller pursuant to which any Third Party would acquire more than 20% of the outstanding equity securities of Seller or the entity surviving such merger or business combination,
          (C) for any other transaction pursuant to which any Third Party would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Seller, and the entity surviving any merger or business combination including any of them) of Seller having a fair market value (as determined by the Board of Directors of Purchaser in good faith) equal to more than 20% of the fair market value of all the assets of Seller, and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (D) any public announcement of a proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                   (ii) "Superior Proposal" means any bona fide written offer made by a Third Party that, if consummated, would result in such Third Party (or its shareholders) owning, directly or indirectly, more than 50% of the outstanding shares of Seller Common Stock (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of Seller (A) on terms which the Special Committee has reasonably determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, to be more favorable to the Shareholders (in their capacities as shareholders) from a financial point of view than the Merger and the transactions contemplated by this Agreement, (B) if the consideration offered is wholly or partially in cash, the financing therefor is firmly committed, and (C) which is reasonably capable of being completed on the terms proposed, taking into account all legal, regulatory, fiduciary and other aspects of the proposal, including the likelihood that such transaction will be consummated.

     Section 8.04 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the Shareholders, but, after any such approval, no amendment shall be made which by law requires further approval by the Shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.05 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX
                                  MISCELLANEOUS

     Section 9.01 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS. None of the representations, warranties, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Section 2.02 (Conversion of Capital Stock), 2.03 (Seller Stock Options), 2.05 (Exchange of Certificates), 6.07 (Public Disclosure), 6.10 (Employee Benefits), 6.12 (Additional Agreements; Reasonable Efforts), 6.13 (Director and Officer Liability) and 8.03 (Fees and Expenses), the last sentence of Section 8.04 and Article IX (Miscellaneous). The Confidentiality Agreement shall survive the execution and delivery of this Agreement, but shall terminate at Closing.

     Section 9.02 NOTICES. All notices and other communications given hereunder shall be in writing and shall be deemed given (i) when delivered if delivered personally, (ii) when receipt is acknowledged by an affirmative act of the party receiving notice, if telecopied, or (iii) three business days after being mailed, if mailed by registered or certified mail (return receipt requested). Notices and other communications to the parties will be sent to the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)      if to Purchaser or Sub, to:

                         Patriot Holding Corp.
                         3700 Wells Fargo Center
                         90 South Seventh Street
                         Minneapolis, MN 55402
                         Attention: Van Zandt Hawn
                         Facsimile: (612) 338-2860

                         with a required copy to (which alone shall not constitute notice):

                         Dorsey & Whitney LLP
                         50 South Sixth Street, Suite 1500
                         Minneapolis, MN  55402
                         Attention:  Robert A. Rosenbaum, Esq.
                         Facsimile: (612) 340-7800

          (b)      if to Seller, to:

                         Transport Corporation of America, Inc.
                         1715 Yankee Doodle Road
                         Eagan, MN 55121
                         Attention: Special Committee of the Board of Directors
                                    c/o William D. Slattery
                         Facsimile: (651) 994-5728

                         with a required copy to (which alone shall not constitute notice):

                         Robins, Kaplan, Miller & Ciresi L.L.P.
                         2800 LaSalle Plaza
                         800 LaSalle Avenue
                         Minneapolis, MN  55402
                         Attention:  John R. Houston, Esq.
                         Facsimile:  (612) 339-4181

     Section 9.03 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

     Section 9.04 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 9.05 ENTIRE AGREEMENT, NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as specifically provided herein, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 9.06 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to any applicable conflicts of law. Any litigation between the parties shall be venued in a United States Federal court or a Minnesota State court, in either case, located in Minneapolis, Minnesota, and each party hereto hereby consents to the personal jurisdiction of any such court.

     Section 9.07 ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

                                    ARTICLE X
                                   DEFINITIONS

     Section 10.01 SUBSIDIARY. As used in this Agreement, the term "Subsidiary" shall mean, with respect to any party, corporation, or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or
(ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     Section 10.02 KNOWLEDGE. All references in this Agreement to "Knowledge" of a corporation shall be deemed to mean the actual knowledge, after due inquiry, of any one or more of the individuals identified in Schedule 10.02 of the Seller Disclosure Schedule.

     Section 10.03 DEFINED TERMS. When each of the following terms is used in this Agreement, it shall have the meaning stated in the Section indicated:

     Term                                   Section                      Page

     Acquisition Proposal...................Section 8.03(f)................40
     Agreement..............................Preamble........................1
     Articles of Merger.....................Section 1.02....................2
     Certificates...........................Section 2.02(c).................4
     Change in Recommendation...............Section 6.01(b)................28
     Claim..................................Section 6.13(a)................33
     Closing Date...........................Section 1.03....................2
     Closing................................Section 1.03....................2
     Code...................................Section 2.04....................5
     Commitment Letters.....................Section 4.06...................23
     Confidentiality Agreement..............Section 6.03...................30
     Consitituent Counterparts..............Section 1.01....................2
     Continuing Corporation.................Section 1.01....................2
     Contributed Shares.....................Preamble........................1
     Contribution...........................Preamble........................1
     D&O Insurance..........................Section 6.13(a)................34
     Databases..............................Section 3.09(b)................15
     Effective Time.........................Section 1.02....................2
     employee benefit plans.................Section 3.13(a)................18
     Environmental Law......................Section 3.12(e)................17
     ERISA Affiliate........................Section 3.13(a)................18
     ERISA..................................Section 3.13(a)................18
     Exchange Act...........................Section 3.03(c)................10
     Exchange Fund..........................Section 2.05(a).................5
     Expenses...............................Section 8.03(b)................38
     file...................................Section 3.04(d)................11
     Governmental Entity....................Section 3.03(c)................10
     Hazardous Substance....................Section 3.12(e)................17
     HSR Act................................Section 3.03(c)................10
     Indemnified Party......................Section 6.13(a)................33
     Internal Use Software..................Section 3.09(b)................15
     IRS....................................Section 3.13(b)................18
     Knowledge..............................Section 10.02..................43
     Leases.................................Section 3.08(a)................13
     Leases.................................Section 3.09(a)................14
     made available.........................Section 9.03...................42
     Material Adverse Effect................Section 3.01....................7
     MBCA...................................Section 1.01....................2
     Merger Consideration...................Section 2.02(b).................3
     Merger.................................Preamble........................1
     Paying Agent...........................Section 2.05(a).................5
     Pre-Merger Matters.....................Section 6.13(a)................33
     Proxy Statement........................Section 3.17...................20
     Purchaser Disclosure Schedule..........Article IV.....................22
     Purchaser..............................Preamble........................1
     Real Property..........................Section 3.08(a)................13
     SEC....................................Section 3.03(c)................10
     Securities Act.........................Section 3.04(a)................10
     Seller Balance Sheet...................Section 3.04(b)................11
     Seller Board...........................Preamble........................1
     Seller Common Stock....................Section 3.02....................8
     Seller Disclosure Schedule.............Article III.....................7
     Seller Employee Plans..................Section 3.13(a)................18
     Seller ESPP............................Section 2.03(b).................4
     Seller Junior Preferred Stock..........Section 3.02....................8
     Seller Material Contracts..............Section 3.10(a)................15
     Seller Option Plans....................Section 2.03(a).................4
     Seller.................................Preamble........................1
     Seller Preferred Stock.................Section 3.02....................8
     Seller Recommendation..................Section 6.01(b)................28
     Seller Rights Agreement................Section 3.02....................8
     Seller SEC Reports.....................Section 3.04(a)................10
     Seller Shareholders's Meeting..........Section 6.02(a)................29
     Seller Stock Option....................Section 2.03(a).................4

     Seller Subsequent Determination........Section 6.01(b)................29
     Shareholder Approval...................Section 6.04...................30
     Shareholder............................Preamble........................1
     Shareholders...........................Preamble........................1
     Sub....................................Preamble........................1
     Subsidiary.............................Section 10.01..................43
     Superior Proposal......................Section 8.03(f)................40
     Surviving Bylaws.......................Section 1.05....................3
     Surviving Charter......................Section 1.05....................2
     Tax Returns............................Section 3.07(m)................13
     Taxes..................................Section 3.07(m)................13
     Termination Fee........................Section 8.03(c)................39
     Third Party............................Section 6.01(a)................27
     Voting Agreements .....................Preamble........................1

IN WITNESS WHEREOF, Purchaser, Sub, and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                             PATRIOT HOLDING CORP.


                             By: /s/ Van Zandt Hawn
                                 ------------------------------------
                                   Its: President
                                        -----------------------------


                             PATRIOT ACQUISITION CORP.


                             By: /s/ Van Zandt Hawn
                                 ------------------------------------
                                   Its: President
                                        -----------------------------


                             TRANSPORT CORPORATION OF AMERICA, INC.


                             By: /s/ William D. Slattery
                                 ------------------------------------
                                   Its: Co-Chair, Special Committee of
                                        the Board of Directors
                                        -----------------------------





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